EXHIBIT 2

May 21, 2017

Huntsman Corporation

10003 Woodloch Forest Drive

The Woodlands, TX 77380

Ladies and Gentlemen:

We, the undersigned, understand that Huntsman Corporation (“Huntsman”), Clariant Ltd (“Clariant”) and one of its subsidiaries may enter into an Agreement and Plan of Merger to be dated on or about the date hereof (the “Merger Agreement”), pursuant to which the businesses of Clariant and Huntsman shall be combined on the basis of a “merger-of-equals” by — in a first step — merging a subsidiary of Clariant in the U.S. into Huntsman and — in a second step — converting the Huntsman shares into shares of Clariant created by an increase of the capital of Clariant (the “Merger”).  Each of the undersigned (each, a “Stockholder”) in its own interest delivers to Huntsman this letter agreement entered into among the Stockholders (this “Agreement”), intending that Huntsman, without being formally a party to this Agreement shall be entitled to rely on such Stockholder’s performance of its obligations in this Agreement.

1.             Representations and Warranties.  Each Stockholder hereby represents and warrants to each of the other Stockholders that (a) it is the record or beneficial owner of the number of registered shares of Clariant set forth under its name on its signature page to this Agreement (collectively such Stockholder’s “Subject Shares”, which may not be all of his shares in Huntsman); and (b) it has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

2.             Agreement to Vote.  Each Stockholder agrees, vis-à-vis each of the other Stockholders, to the extent permitted by applicable law, to vote its Subject Shares (a) in favor of the Merger and all other transactions contemplated by the Merger and all matters presented to stockholders of Huntsman by the Huntsman board of directors in connection with the Merger at every meeting of the stockholders of Huntsman at which such matters are considered; (b) against any action or agreement that could compete or interfere with or adversely affect the Merger; and (c) against any acquisition of material amounts of stock or equity interests in, or merger, consolidation or other sale, transfer or business combination involving, Huntsman or any of its subsidiaries or material assets with a party other than Clariant (any of the foregoing, a “Competing Transaction”). No Stockholder will directly or indirectly enter into any voting arrangement with respect to the foregoing matters with respect to any of its Subject Shares which is not in line with its voting obligations under this Agreement.

3.             No Transfer.  Each Stockholder undertakes, vis-à-vis each of the other Stockholders, not to, whether directly or indirectly, sell, transfer, tender, exchange, convert, pledge, deposit, assign, otherwise dispose of (including by gift) or encumber, or enter into any contract with respect to any of the foregoing, any of its Subject Shares to any person (each, a “Transfer”), other than (i) any donation to a charitable organization as required by commitments made prior to the date hereof or otherwise made after the date hereof in the ordinary course consistent with past practice and (ii) any Transfer pursuant to any Rule 10b5-1 plans or equivalent plans in applicable countries adopted prior to the date hereof (with shares Transferred pursuant to clause (i) or (ii) shall cease to be Subject Shares) and (iii) any Transfer to any other Stockholder or to any of its or their relatives or to any of their existing or newly established affiliates; provided that the respective Transferee pursuant to clause (iii) assumes the respective Stockholder’s obligations under this Agreement.

4.             No Solicitation.  No Stockholder will directly or indirectly, (a) solicit, initiate or willfully encourage or willfully facilitate any inquiry, proposal or offer, or the making, submission, modification or amendment or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to a proposal for a Competing Transaction; or (b) participate in or engage in any negotiations regarding any of the foregoing.

5.             No Public Statements.  Without the prior consent of Hurricane, no Stockholder will directly or indirectly make any public statement or announcement or publication of any press release or filing (a) related to the Merger Agreement, the Merger or this Agreement (other than filings of ownership or disclosure of shareholdings as required by applicable securities law); (b) related to any Competing Transaction or proposal, inquiry or offer related thereto; or (c) that is inconsistent with the goal of completing the Merger.

6.             Term and Termination.  This Agreement and each provision hereof shall become automatically effective upon the execution and delivery of the Merger Agreement by the parties thereto and shall survive in effect until the earlier of (a) the completion of the Merger and (b) the date that is three (3) months following the date on which the Merger Agreement has been terminated and (c) expiry of a period of twelve (12) months following the date hereof. Notwithstanding the foregoing, each Stockholder shall be entitled to terminate this Agreement by written notice to all Stockholders with a notice to Hurricane if the Merger Agreement has not been executed within one month of the date hereof.

7.             Capacity as Stockholder.  If applicable, nothing in this Agreement shall prevent a Stockholder from taking any action or omitting to take any action in Stockholder’s capacity as a member of the board of directors of Huntsman or any of its subsidiaries (or any committee thereof) or as an officer or employee of Huntsman or any of its subsidiaries.

8.             No Further Obligations. Nothing in this Agreement shall constitute (i) any obligation of a Stockholder to buy or sell shares or to subscribe for shares in Huntsman or to enter into an underwriting commitment in connection with the Merger (ii) to accept any personal obligation, debt or liability whatsoever except as expressly provided for in this Agreement (iii) any restriction in taking or omitting actions with respect to its existing or future shares in Huntsman other than the Subject Shares.

9.             Governing Law and Venue; Miscellaneous.  This Agreement will be governed by the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles of any jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the courts in Chancery Court, and any applicable appellate therefrom, in any dispute arising out of or in connection with this Agreement.  This Agreement and any claims or rights hereunder shall not be assigned by any party without the prior written consent of the other parties.  Without prejudice to Section 1 above, this Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein, and with the exception of Huntsman, no third party shall be entitled to bring any claims under this Agreement against any of the Stockholders.  If any term or other provision of this Agreement is invalid or incapable of being enforced, this Agreement will be enforced to the maximum extent possible so as to effect the original intent of the parties hereto.

{Signature page follows.}

Please indicate your agreement to the terms set forth above by executing this Agreement where indicated below and returning a signed copy to the attention of the Stockholder.

Very truly yours,

STOCKHOLDER:

HUNTSMAN FOUNDATION

By:	/s/ Jon M. Huntsman
Name: Jon M. Huntsman
Title: Chairman
Address: 500 Huntsman Way, Salt Lake
City, Utah 84108

Stockholder’s Subject Shares:
17,492,067 registered shares of
Huntsman

STOCKHOLDER:

HUNTSMAN FAMILY HOLDINGS COMPANY LLC

By:	/s/ Jon M. Huntsman
Name: Jon M. Huntsman
Title: President, Chairman and CEO
Address: 500 Huntsman Way, Salt Lake
City, Utah 84108

Stockholder’s Subject Shares:
10,338,856 registered shares of
Huntsman

STOCKHOLDER:

P&B CAPITAL, L.C.

By:	/s/ Peter R. Huntsman
Name: Peter R. Huntsman
Title: Manager
Address: 3 Hepplewhite Way, The Woodlands,
Texas 77382

Stockholder’s Subject Shares:
933,328 registered shares of
Huntsman

STOCKHOLDER:

JON M. HUNTSMAN

By:	/s/ Jon M. Huntsman
Address: 500 Huntsman Way, Salt Lake
City, Utah 84108

Stockholder’s Subject Shares:
*498,816 registered shares of
Huntsman
*(383,610 vested, 115,206 unvested)

STOCKHOLDER:

PETER R. HUNTSMAN

By:	/s/ Peter R. Huntsman
Address: 3 Hepplewhite Way, The Woodlands,
Texas 77382

Stockholder’s Subject Shares:
4,032,720 registered shares of
Huntsman